EXHIBIT 99.1

S&W's Class A Warrants ("SANWW") To
Expire On April 15

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - April 11, 2013 - S&W Seed Company (Nasdaq: SANW, SANWW, SANWZ) today announced that its Class A warrants ("Class A Warrants") will cease trading at 5:00 pm on April 15, 2013 Pacific Time.  Any Class A Warrants not exercised by the registered holders by that time will automatically expire and S&W will remit to the registered holders of such expired Class A Warrants the amount of $0.25 per warrant. After expiration of the call period, registered holders of expired Class A Warrants will have no rights or privileges with respect to such Class A Warrants, other than to receive the redemption amount. The common stock underlying the Class A Warrants is registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission. If you have any questions, contact your broker immediately or the company.

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in South Australia. The company has worldwide sales and distribution through both a direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and in other filings subsequently made by the Company with the Securities and Exchange Commission.